PERSONAL AND CONFIDENTIAL



February 28, 1998




WHX Corporation
110 East 59th Street
New York, NY  10022

Attention:  Steven Wolosky
               Assistant Secretary

Gentlemen:

In connection with your consideration of a possible transaction with Handy & Harman (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information (whether written or oral) concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company or its affiliates or its or their directors, officers, employees, affiliates, representatives (including financial advisors, attorneys or accountants) or agents (collectively, "Representatives") to you and your Representatives, and all analyses, compilations, forecasts, studies or other notes or documents prepared by you or your Representatives which contain or reflect or are generated from any such information (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession (other than information provided to you or your Representatives by the Company or its Representatives), or (ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives (but only with respect to the period after which such information becomes publicly available), or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by you, after due inquiry, to be bound by a confidentially agreement with or other obligation of secrecy to the Company or another party.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, that such informa tion will be kept confidential by you and your Representatives, and that you and your Representatives will not disclose in any manner whatsoever such information or the fact that you have received such information, provided, however, that (i) any of such information may be disclosed to your directors, officers and employees and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and representative shall be informed by you of the confidential nature of such information and shall agree to treat such information confidentially), and (ii) any disclosure of such information may be made to which the Company consents in writing. You agree that you will be responsible for any breach of this letter by any of your Representatives.

You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or any informal or formal investigation by any govern ment or governmental agency or authority) to disclose any of the Evaluation Material or any of the other information referred to in this letter, you will notify the Company promptly in writing so that the Company may seek a protective order or other appropriate remedy or, in the Company's sole discretion, waive compliance with the terms of this letter. You agree not to oppose any action by the Company to obtain such protective order or other remedy. Whether or not such protective order or other remedy is obtained or the Company waives compliance with the terms of this letter, you agree that you and your Representatives will furnish only that portion of the

Evaluation Material or other information which you are advised by counsel is legally required to be furnished.

You agree that for a period of one year from the date of this letter, without the Company's prior written consent, you will not and will direct your Representatives not to solicit for employment or hire any person who is now employed by the Company or any of its subsidiaries whom you initially meet as a result of your investigation of the Company.

You also agree that the Company shall be entitled to specific performance or other equitable relief, including injunction, in the event of any breach or threatened breach of the provisions of this letter and that you shall not oppose the granting of such relief. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter but shall be in addition to all other remedies at law or in equity.

You understand that (a) the Company shall be free to conduct the process relating to the consideration of a possible transaction (including, without limitation, by negotiation with any prospective buyer and entering into a definitive agreement relating to a possible transaction without prior notice to you or any other person) and (b) any procedures established with respect to such possible transaction may be changed at any time without notice to you or any other person and you agree to be bound by such procedures.

Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of you investigation, you understand that neither the company nor any of its Representatives has made or makes any representation or warranty as to the accuracy or completeness of the Evaluation material. You agree that neither the company nor its representatives shall have any liability to you or any of your representatives resulting from the use of the Evaluation Material.

Immediately upon the Company's request, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the information in the Evaluation material shall be retained by you and will continue to be subject to this letter.

You agree that unless and until a definitive agreement between the company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the company nor you will be under any legal obliga-tion of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by the Company or any of its Representatives except, in the case of this letter, for the matters specifically agreed to herein.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws thereof. It is further agreed that any suit, action or proceeding arising under or relating to this letter shall be brought either in the United States District Court located in, or a new York state court located in, the County which includes New York, New York, and that you and the Company (a) consent to the jurisdiction of any such court, (b) agree to service of process in any such suit and agree that service of any process, summons, notice or document by U.S. registered or certified mail to your address set forth above shall be effective service of process for any suit, action or proceeding brought against you in such court, and (c) agree that any such court will be the proper and convenient forum for any such suit, action or proceeding.

No modifications of this letter or waiver of the terms and conditions hereof will be binding upon you or the Company, unless executed in writing by each of you and the Company. This letter shall inure to the benefit of and be binding upon our respective successors and assigns; provided, however, that neither this letter nor any of the rights, interests or obligations hereunder shall be assigned by either you or the Company without the prior written consent of the other party.

Very truly yours,

Handy & Harman

By   /s/ Goldman, Sachs & Co.
    --------------------------------------------
         Goldman, Sachs & Co.
         on behalf of Handy & Harman


Confirmed and Agreed to:

WHX CORPORATION

By:   /s/ Steven Wolosky
     ----------------------------------
Date:  February 28, 1998
     ----------------------------------